Exhibit 99.1

NEWS RELEASE

Media Contact:	David A. Harpole +1 713-309-4125
Investor Contact:	Douglas J. Pike +1 713-309-7141
LyondellBasell Names Karyn Ovelmen CFO Following Retirement of Kent Potter
ROTTERDAM, Oct. 11, 2011 — LyondellBasell (NYSE: LYB) today announced that Karyn F. Ovelmen has been appointed Executive Vice President and Chief Financial Officer (CFO) replacing Kent Potter who has informed the company of his intent to retire.
“Karyn Ovelmen brings a wealth of financial experience in the energy industry from the perspectives of both the U.S. and Europe and we are please to have her join LyondellBasell,” said Chief Executive Officer Jim Gallogly.
“I want to express my sincerest gratitude and appreciation to Kent Potter for his role in building a revitalized LyondellBasell,” Gallogly said. “Kent came out of retirement in 2009 to join LyondellBasell as CFO and to assist in the company’s reorganization and emergence from bankruptcy and I thank him for his contributions to this company.” Potter has agreed to stay on with the company through year end in a transitional role, Gallogly said.
Ovelmen, 48, most recently served as Executive Vice President and CFO of Petroplus Holdings AG, Europe’s largest independent refiner and wholesaler of petroleum products. She also served as Executive Vice President and CFO of Argus Atlantic Energy, the predecessor to Petroplus. Prior to that, she served as Vice President of External Reporting and Investor Relations for The Premcor Refining Group Inc. Ovelmen also spent 12 years with PricewaterhouseCoopers, primarily in the energy industry.
Ovelmen received a bachelor of arts degree from the University of Connecticut. She is a Certified Public Accountant.
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LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies. The company manufactures products at 58 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels. More information about LyondellBasell can be found at www.lyondellbasell.com.
SOURCE: LyondellBasell Industries
LyondellBasell Industries
www.lyondellbasell.com